Exhibit 5.1

June 26, 2019

Hawaiian Electric Industries, Inc.

1001 Bishop Street, Suite 2900

Honolulu, Hawaii 96813

Re:                             Registration Statement on Form S-8 for Hawaiian Electric Industries, Inc.

for Hawaiian Electric Industries Retirement Savings Plan

Ladies and Gentlemen:

Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), is filing on the date hereof a Registration Statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 950,000 shares of the Company’s Common Stock, without par value (the “Shares”), available for issuance in connection with the Hawaiian Electric Industries Retirement Savings Plan (the “Plan”).

This opinion letter is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Shares.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement; (ii) the Amended and Restated Articles of Incorporation (the “Articles”) and the Amended and Restated Bylaws of the Company, each as amended to date; (iii) the resolutions of the Board of Directors of the Company (the “Board”), dated as of June 20, 2019, relating to the registration of the Shares in connection with the Plan; and (iv) a Certificate of Good Standing for the Company, dated as of June 19, 2019, issued by the Hawaii Department of Commerce and Consumer Affairs - Business Registration Division. To the extent that I have deemed appropriate or necessary as a basis for the opinions set forth herein, I have also examined originals or copies, certified or otherwise identified to my satisfaction, of other records, agreements and documents of the Company.

In my examination, I have assumed for the purposes of this opinion: (i) the legal capacity of all natural persons; (ii) the genuineness and authenticity of all signatures on original documents; (iii) the authenticity, accuracy and completeness of all documents reviewed as originals; (iv) the conformity to authentic, accurate and complete originals of all documents reviewed as copies of originals; and (v) the authenticity, accuracy and completeness of any certificates of public officials.

I am a member of the Bar of the State of Hawaii and the opinion expressed herein is limited in all respects to matters governed by the laws of the State of Hawaii.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1.              The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Hawaii.

2.              The Shares have been duly authorized for issuance and, when delivered in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder promulgated by the Commission.

Very truly yours,

/s/ Kurt K. Murao
Kurt K. Murao
Vice President — Legal & Administration and
Corporate Secretary
Hawaiian Electric Industries, Inc.